02 April 2007

United States Securities and Exchange Commission

450 Fifth Avenue, N.W.

Washington, DC 20549

Dear Sirs / Mesdames

Regarding: Registration Statement on Form SB-2/A-6 - Breezer Ventures Inc., a Nevada Corporation

CONSENT OF INDEPENDENT AUDITOR

I consent to the reference to my firm under the caption "Experts" and to the use of my reports dated 15 October 2005 and 02 April, 2007  on audited financial statements for the period from the inception date of 19 May 2005 to 30 September 2005 and fiscal period ended 30 September 2006, and as to related Note 1, included in the Registration Statement on Form SB-2 and related Prospectus of Breezer Ventures Inc. for the registration of shares of its common stock.

Yours sincerely,

/s/ "Gordon K.W. Gee"

Gordon K.W. Gee Ltd.

Chartered Accountant